UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2012

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8918 Spanish Ridge Avenue, Las Vegas, Nevada		89148
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including area code: (702) 541-7777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 6, 2012, PNK Development 18, LLC, a Delaware limited liability company (“PNK 18”) and a wholly owned subsidiary of Pinnacle Entertainment, Inc. (the “Company”) and PNK Development 31, LLC, a Delaware limited liability company (“PNK 31”) and a wholly owned subsidiary of PNK 18, entered into a second amended and restated shareholders agreement (the “Second Amended Agreement”) with Harbinger II S.a.r.l, Blue Line ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd., Global Opportunities Breakaway Ltd., Breakaway ACDL, Inc. and Harbinger China Dragon Intermediate Fund, L.P. (collectively, “Harbinger”), and Asian Coast Development (Canada) Ltd., a British Columbia corporation (“ACDL”), with respect to PNK 18’s investment in ACDL. The Second Amended Agreement amends and restates the Amended and Restated Shareholders Agreement dated as of August 29, 2012 entered into between the same parties (the “Original Shareholders Agreement”). Immediately prior to the loan transaction described below, PNK 18 was an approximately 27% shareholder of ACDL on a fully diluted basis assuming conversion of all preferred stock and exercise of certain options. ACDL is developing an integrated gaming resort complex on the Ho Tram Strip in southern Vietnam.

The Second Amended Agreement was entered into in connection with an agreement by certain Harbinger affiliates to lend $30 million to ACDL. Of such loan commitment, loan advances totaling $18.6 million have been made to date and the remaining $11.4 million in loan advances are scheduled to be made by the end of December 2012. This loan facility amends and restates a previously-committed $30 million loan facility to be provided by certain Harbinger affiliates to ACDL. In connection with the loan commitment, Harbinger received original backstop warrants and additional warrants (the “Additional Warrants”) to purchase ACDL common shares at a nominal exercise price. Those warrants vest as loan advances are made. While PNK 18 will also receive warrants to protect it from dilution from the original backstop warrants, Harbinger’s Additional Warrants once vested will result in Harbinger increasing its percentage ownership of the ACDL common stock by 4 percentage points. Although PNK 18 has rights to purchase its pro rata share in the future from the Harbinger lenders as described below, PNK 18 will not participate in the initial funding.

The Second Amended Agreement contains arrangements among the parties thereto with respect to the business and affairs of ACDL and the ownership of securities of ACDL, including, without limitation, voting rights, board representation, financial information rights, transfer restrictions and other transfer provisions, tag-along rights, drag-along rights, rights of first negotiation upon a disposition of ACDL securities, preemptive rights, and majority and minority shareholder consent rights over certain corporate actions.

The amendments to the Original Shareholders Agreement contained in the Second Amended Agreement include, among other things, providing PNK 18 a right over the next year to purchase from the Harbinger lenders, at their original purchase price, up to 27% of the loan advances and 27% of the Additional Warrants, thereby essentially neutralizing any dilution to PNK 18 from the issuance of the Additional Warrants if PNK 18 exercises such purchase right in full. In general, PNK 18’s purchase right reduces in amount over the second and third years following the making of the loan advances by the Harbinger lenders. The amendments also provide for certain equity anti-dilution protections for the Harbinger lenders and PNK 18 (if it exercises its right to purchase loan advances and Additional Warrants from the Harbinger lenders).

A copy of the Second Amended Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The description of the Second Amended Agreement in this Current Report on Form 8-K are summaries, does not purport to be complete and is qualified in its entirety by the Second Amended Agreement.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward–looking statements. This Current Report on Form 8-K includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements included herein, other than statements of historical fact, may constitute forward-looking statements, including statements concerning ACDL, the Ho Tram Strip project, the ability of ACDL to obtain funding for construction of the first phase of the first resort and the funding of $11.4 million by certain Harbinger affiliates. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s expectations are disclosed in the risk factors contained in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and other filings made by the Company with the SEC, which are incorporated herein by reference. All forward-looking statements are expressly qualified in their entirety by such factors.

Item 9.01. Financial Statement and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

Exhibit 10.1	Second Amended and Restated Shareholders Agreement, dated as of December 6, 2012, by and among PNK Development 18, LLC, PNK Development 31, LLC, Harbinger II S.à.r.l, Blue Line ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd., Global Opportunities Breakaway Ltd., Breakaway ACDL, Inc., Harbinger China Dragon Intermediate Fund, L.P. and Asian Coast Development (Canada) Ltd.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.

(Registrant)

Date: December 12, 2012	By:	/s/ John A. Godfrey
John A. Godfrey Executive Vice President, General Counsel and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Second Amended and Restated Shareholders Agreement, dated as of December 6, 2012, by and among PNK Development 18, LLC, PNK Development 31, LLC, Harbinger II S.à.r.l, Blue Line ACDL, Inc., Credit Distressed Blue Line Master Fund, Ltd., Global Opportunities Breakaway Ltd., Breakaway ACDL, Inc., Harbinger China Dragon Intermediate Fund, L.P. and Asian Coast Development (Canada) Ltd.